SOUTHWEST AIRLINES REPORTS MAY TRAFFIC

DALLAS, TEXAS – June 9, 2015 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 10.2 billion revenue passenger miles (RPMs) in May 2015, an 8.5 percent increase from the 9.4 billion RPMs flown in May 2014. Available seat miles (ASMs) increased 7.6 percent to 12.1 billion in May 2015, compared with the May 2014 level of 11.2 billion. The May 2015 load factor was a record 84.4 percent, compared with 83.7 percent in May 2014. For May 2015, passenger revenue per ASM (PRASM) is estimated to have decreased approximately 6.0 percent, compared with May 2014.
Gary C. Kelly, Chairman of the Board, President, and Chief Executive Officer, stated, "Solid traffic and revenue trends continued in May, and we remain on track to produce record second quarter profits, excluding special items. We continue to be pleased with the performance of our markets under development, which represents approximately twenty percent of our network. Dallas Love Field, in particular, continues to exceed our expectations, including the additional markets added in April 2015. Considering recent weakness in close-in revenue passenger yields, an estimated two to three point impact from our year-over-year growth in stage length and seat gauge, and difficult comparisons to last year's strong second quarter performance, we currently estimate our second quarter 2015 PRASM will decline in the four to five percent range, compared with second quarter 2014. We have taken steps this week to begin pulling down our second half 2015 ASMs to manage our 2015 capacity growth, year-over-year, to approximately seven percent. With weaker than expected economic growth, we continue to evaluate our 2016 capacity plans with a current intent to cap our ASM growth to approximately six percent, year-over-year."
For the first five months of 2015, the Company flew 46.0 billion RPMs, compared with 42.7 billion RPMs flown for the same period in 2014, an increase of 7.7 percent. Year-to-date ASMs increased 6.5 percent to a level of 56.3 billion, compared with the 52.9 billion for the same period in 2014. The year-to-date load factor was 81.6 percent, compared with 80.7 percent for the same period in 2014.
This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Specific forward-looking statements include, without limitation, statements related to (i) the Company’s financial outlook and projected results of operations; and (ii) the Company’s growth plans and expectations, including the Company’s capacity plans and factors that may impact the Company’s capacity plans.  These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.  Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the impact of economic conditions, fuel prices, actions of competitors (including without limitation pricing, scheduling, and capacity decisions and consolidation and alliance activities), and other factors beyond the Company’s control, on the Company's business decisions, plans, and strategies; (iii) changes in fuel prices; (iv) the Company’s ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (v) the impact of governmental regulations and other actions related to the Company's operations; and (vi) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

MAY
	2015	2014	Change
Revenue passengers carried	10,294,774	9,686,239	6.3%
Enplaned passengers	12,565,830	11,933,623	5.3%
Revenue passenger miles (000s)	10,202,485	9,404,596	8.5%
Available seat miles (000s)	12,088,512	11,235,662	7.6%
Load factor	84.4%	83.7%	0.7 pts.
Average length of haul	991	971	2.1%
Trips flown	108,693	109,257	(0.5)%

YEAR-TO-DATE
	2015	2014	Change
Revenue passengers carried	46,723,734	44,142,298	5.8%
Enplaned passengers	56,860,740	54,088,928	5.1%
Revenue passenger miles (000s)	45,961,807	42,678,377	7.7%
Available seat miles (000s)	56,297,657	52,877,898	6.5%
Load factor	81.6%	80.7%	0.9 pts.
Average length of haul	984	967	1.8%
Trips flown	512,841	517,223	(0.8)%

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

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